Exhibit 99.1

Contact:	Joel S. Marcus
Chairman, Chief Executive Officer, & Founder
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Reports

Fourth Quarter and Year Ended December 31, 2012

 Financial and Operating Results

FFO Per Share – Diluted, as Adjusted, of $1.16 and $4.38 for Three Months and Year Ended 4Q12

EPS - Diluted of $0.33 and $1.09 for Three Months and Year Ended 4Q12

Total Revenues for the Three Months and Year Ended 4Q12 Up 11% and 7% Over Same Period in Prior Year

NOI from Continuing Operations for the Three Months Ended 4Q12 Up 10% Over 4Q11

Achieved Significant NOI Growth From Delivery of Development and Redevelopment Projects

PASADENA, CA. – February 7, 2013 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter and Year Ended December 31, 2012, Highlights

Results

•                   Funds From Operations (“FFO”) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, as Adjusted, for the Three Months Ended December 31, 2012, was $72.9 Million, or $1.16 Per Share;  FFO Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, as Adjusted, for the Year Ended December 31, 2012, was $272.1 Million, or $4.38 Per Share

•                   Adjusted Funds From Operations (“AFFO”) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended December 31, 2012, was $66.3 Million, or $1.05 Per Share;  AFFO Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Year Ended December 31, 2012, was $257.7 Million, or $4.15 Per Share

•                   Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended December 31, 2012, was $21.0 Million, or $0.33 Per Share; Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended December 31, 2012, was $24.7 Million, or $0.39 Per Share, Excluding Impairment of Land Parcel/Real Estate Aggregating $3.7 Million, or $0.06 Per Share; Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Year Ended December 31, 2012, was $67.6 Million, or $1.09 Per Share; Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Year Ended December 31, 2012, was $85.8 Million, or $1.38 Per Share, Excluding Impairment of Land Parcel/Real Estate, Loss on Early Extinguishment of Debt, Gain on Sale of Land Parcel/Real Estate, and Preferred Stock Redemption Charge Aggregating $18.2 Million, or $0.29 Per Share

Core Operating Metrics

•                   Total Revenues for the Three Months Ended December 31, 2012, were $154.2 Million, Up 11%, Compared to Total Revenues for the Three Months Ended December 31, 2011, of $139.2 Million; Total Revenues for the Year Ended December 31, 2012, were $586.1 Million, Up 7%, Compared to Total Revenues for the Year Ended December 31, 2011, of $548.2 Million

•                   Net Operating Income (“NOI”) from Continuing and Discontinued Operations for the Three Months Ended December 31, 2012, was $111.1 Million, or $444.5 Million on an Annualized Basis, Up 9%, Compared to NOI from Continuing and Discontinued Operations for the Three Months Ended December 31, 2011, of $101.8 Million, or $407.2 Million on an Annualized Basis; NOI for the Three Months Ended December 31, 2012, was $107.5 Million, Up 10%, Compared to NOI for the Three Months Ended December 31, 2011, of $97.7 Million; NOI for the Year Ended December 31, 2012, was $411.6 Million, Up 6%, Compared to NOI for the Year Ended December 31, 2011, of $388.7 Million

•                   47% of Total Annualized Base Rent (“ABR”) from Investment-Grade Client Tenants

•                   Investment-Grade Client Tenants Represented 72% of Top 10 Client Tenants’ ABR

•                   Operating Margins at 70% for the Three Months Ended December 31, 2012

•                   Cash and GAAP Same Property Net Operating Income Increases of 6.3% and 0.7%, Respectively, for the Three Months Ended December 31, 2012

•                   Cash and GAAP Same Property Net Operating Income Increase of 3.5% and Decrease of 0.5%, Respectively, for the Year Ended December 31, 2012

•                   Second Highest Year of Leasing Activity in Company History

•                   During the Three Months Ended December 31, 2012, Executed 47 Leases for 678,000 Rentable Square Feet, Including 265,000 Rentable Square Feet of Development and Redevelopment Space; Rental Rate Decrease of 2.9% and Increase of 2.6% on a Cash and GAAP Basis, Respectively, on Renewed/Re-Leased Space; Excluding One Lease for 70,000 Rentable Square Feet in the Suburban Washington, D.C., Market, Rental Rates for Renewed/Re-Leased Space were, on Average, 1.3% Higher and 6.1% Higher than Rental Rates for Expiring Leases on a Cash and GAAP Basis, Respectively

•                   During the Year Ended December 31, 2012, Executed 187 Leases for 3,281,000 Rentable Square Feet, Including 1,135,000 Rentable Square Feet of Development and Redevelopment Space; Rental Rate Decrease of 2.0% and Increase of 5.2% on a Cash and GAAP Basis, Respectively, on Renewed/Re-Leased Space; Excluding One Lease for 48,000 Rentable Square Feet in the Research Triangle Park Market and Two Leases for 141,000 Rentable Square Feet in the Suburban Washington, D.C., Market, Rental Rates for Renewed/Re-Leased Space were, on Average, 0.4% Higher and 7.1% Higher than Rental Rates for Expiring Leases on a Cash and GAAP Basis, Respectively

•                   Occupancy Percentage for North America Operating Properties of 94.6%, Up from 94.2%, and Occupancy Percentage for North America Operating and Redevelopment Properties of 91.6% Up from 90.0%; Occupancy Percentage for All Operating Properties of 93.4%, Up from 93.0%, Including Asia Properties, and Occupancy Percentage for All Operating and Redevelopment Properties of 89.8%, Up from 88.3%, Including Asia Properties

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Unaudited)

Value-Added Opportunities and External Growth

Key Commencements - Development

•                   In November 2012, Commenced Development of 430 East 29th Street, the West Tower of the Alexandria Center™ for Life Science – New York City, Located in the Greater NYC Market, a Building with 419,806 Rentable Square Feet; 14% Pre-Leased Plus an Additional 40% Subject to Letters of Intent

•                   In April 2012, Commenced Development of 360 Longwood Avenue, Located in the Greater Boston Market, a 37% Pre-Leased Unconsolidated Joint Venture Project with 414,000 Rentable Square Feet

Key Commencements - Redevelopment

•                   In October 2012, Commenced Conversion of Manufacturing Space into Laboratory Space Through Redevelopment of 4757 Nexus Center Drive, Located in the San Diego Market, a 100% Pre-Leased Project with 68,423 Rentable Square Feet

•                   In October 2012, Commenced Conversion of Office Space into Laboratory Space Through Redevelopment of 1616 Eastlake Avenue, Located in the Seattle Market, a 61% Pre-Leased Project with 66,776 Rentable Square Feet

Key Deliveries - Development

•                   In November 2012, Completed Development of 259 East Grand Avenue, Located in the San Francisco Bay Area Market, a 100% Leased Building with 170,618 Rentable Square Feet

•                   In October 2012, Completed Development of 400/450 East Jamie Court, Located in the San Francisco Bay Area Market, an 80% Leased Project with 163,036 Total Rentable Square Feet

•                   In October 2012, Completed Development of 5200 Illumina Way, Located in the San Diego Market, a 100% Leased Project with 127,373 Rentable Square Feet

•                   In September 2012, Completed Development of 4755 Nexus Center Drive, Located in the San Diego Market, a 100% Leased Project with 45,255 Rentable Square Feet

•                   In April 2012, Completed Development Located in the Canadian Market, a 100% Leased Project with 26,426 Rentable Square Feet

Key Deliveries - Redevelopment

•                   In November/December 2012, Partially Completed Redevelopment of 100% Leased 140,532 Rentable Square Feet at 400 Technology Square, Located in the Greater Boston Market, a Building with 212,124 Total Rentable Square Feet

•                   From November 2011 to September 2012, Completed Redevelopment of 10300 Campus Point Drive, Located in the San Diego Market, a 96% Leased Project with 279,138 Rentable Square Feet, including 189,562 Rentable Square Feet Completed in September 2012

•                   In June 2012, Completed Redevelopment of 3530/3550 John Hopkins Court, Located in the San Diego Market, a 100% Leased Project with 98,320 Rentable Square Feet

Balance Sheet Strategy and Significant Milestones

•                   Our Balance Sheet Strategy Continues to Focus on Our Leverage Target of 6.5x Net Debt to Adjusted EBITDA by December 31, 2013, by Funding our Significant Development and Redevelopment Projects in 2013 with Leverage-Neutral Sources of Capital and by Continuing to Execute Our Asset Recycling Program

•                   In 2012, Executed Capital Strategy and Proved Access to Diverse Sources of Capital Strategically Important to Our Long-Term Capital Structure; Successfully Accessed Every Long-Term Component of Our Targeted Sources of Capital, Including Proceeds from Our Asset Recycling Program, Unsecured Senior Line of Credit, 4.60% Unsecured Senior Notes Payable Offering, Secured Construction Loan, 6.45% Series E Preferred Stock Offering, and Selective “At The Market” Common Stock Offerings

•                   Completed $75.1 Million of Asset Sales in 2012; Completed Additional $84.0 Million of Asset Sales in 2013

•                   In June 2012, Established an “At The Market” Common Stock Offering Program and Raised $97.9 Million in Net Proceeds from Sales Under This Program in 2012

•                   In June 2012, Closed a Secured Construction Loan with Aggregate Commitments of $55.0 Million for a Development Project at 259 East Grand Avenue Located in the San Francisco Bay Area Market

•                   In April 2012, Amended Our $1.5 Billion Unsecured Senior Line of Credit to Reduce Its Interest Rate and Extend Its Maturity Date to April 2017, Assuming We Exercise Our Sole Right to Extend the Maturity Date Twice

•                   In April 2012, Redeemed All $129.6 Million of Our Outstanding 8.375% Series C Preferred Stock

•                   In March 2012, Completed a 6.45% Series E Preferred Stock Offering with Net Proceeds of $124.9 Million

•                   In February 2012, Completed Our 4.60% Unsecured Senior Notes Payable Offering with Net Proceeds of $544.6 Million; Net Proceeds from the Offering Were Used to Repay Certain Outstanding Variable Rate Bank Debt, Including All $250 Million of Our 2012 Unsecured Senior Bank Term Loan

•                   In January and April 2012, Retired All $84.8 Million of Our 3.70% Unsecured Senior Convertible Notes

Events Subsequent to Year End

•                   In January 2013, Executed a Lease for 244,123 Rentable Square Feet at 75/125 Binney Street, Located in the Greater Boston Market and in the First Quarter of 2013 Expect to Commence Development of this 386,275 Rentable Square Feet, 63% Pre-Leased Project

•                   In January 2013, Completed Sale of 1124 Columbia Street and Two Land Parcels, Located in the Seattle Market, a Building with 203,817 Rentable Square Feet, for a Sales Price of Approximately $42.6 Million, to a Buyer Expected to Renovate and Reposition the Property for Medical Office Use

•                   In February 2013, Completed Sale of 25/35/45 West Watkins Mill Road, 1201 Clopper Road, and a Land  Parcel, Located in the Suburban Washington D.C., Market, Two Buildings with an Aggregate of 282,523 Rentable Square Feet, for a Sales Price of Approximately $41.4 Million, to a Buyer Expected to Renovate and Reposition these Properties; Recognized a Gain on Sale of Approximately $0.1 Million

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	2

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Unaudited)

VALUE-ADDED OPPORTUNITIES AND EXTERNAL GROWTH

As of December 31, 2012, 96% of our leases contained annual rent escalations that were either fixed or based on a consumer price index or another index.  Our initial stabilized yield on a cash basis reflects cash rents at date of stabilization and does not reflect contractual rent escalations beyond the stabilization date.  We expect, on average, our contractual cash rents related to our value-added projects to increase over time.  Initial stabilized yield is calculated as the quotient of the estimated amounts of net operating income and our investment in the property at stabilization (“Initial Stabilized Yield”).

During the three months and year ended December 31, 2012, we executed leases aggregating 265,000 and 1,135,000 rentable square feet, respectively, related to our development and redevelopment projects.

Development and redevelopment

The following table summarizes the commencement of key development and redevelopment projects (dollars in thousands, except per square foot amounts):

						Investment			Initial
	Commencement	Rentable		Pre-Leased		at		Per	Stabilized Yield		Key
Address/Market	Date	Square Feet		%		Completion		RSF	Cash	GAAP	Client Tenant
Development
75/125 Binney Street, Greater Boston	1Q13	386,275	(1)	63	% (1)	$351,439		$910	8.0%	8.2%	ARIAD Pharmaceuticals, Inc.
430 East 29th Street, Greater NYC	November 2012	419,806		14	% (2)	$463,245		$1,103	6.6%	6.5%	Roche
360 Longwood Avenue, Greater Boston	April 2012	414,000		37	% (3)	$350,000	(4)	$845	8.3%	8.9%	Dana-Farber Cancer Institute, Inc.

Redevelopment
4757 Nexus Center Drive, San Diego	October 2012	68,423		100%		$34,829		$509	7.6%	7.8%	Genomatica, Inc.
1616 Eastlake Avenue, Seattle	October 2012	66,776		61%		$37,816		$566	8.4%	8.6%	Infectious Disease Research Institute

(1)    Represents a one-building project with two towers totaling 386,275 rentable square feet.  ARIAD Pharmaceuticals, Inc. leased 100% of the 216,926 rentable square feet at 125 Binney Street and 27,197 rentable square feet at 75 Binney Street, with additional potential expansion opportunities through June 30, 2014.  See page 10 for additional details on current assumptions included in our guidance for funding the cost to complete the development of 75/125 Binney Street.

(2)    We have an additional 40% of the 419,806 rentable square feet that are at the letter of intent stage.

(3)    Dana-Farber Cancer Institute, Inc. also has an option to lease an additional two floors of approximately 99,000 rentable square feet, or an additional 24% of the total rentable square feet of our unconsolidated joint venture development project through June 2014.

(4)    Represents the total venture cost at completion.  As of December 31, 2012, our equity investment was approximately $28.7 million related to our 27.5% ownership interest in the unconsolidated real estate entity.  Our expected remaining cash commitment to the venture of approximately $16.9 million is less than the $22.3 million received in March 2012 from an in-substance partial sale of our interest in the underlying real estate.

The following table summarizes the delivery of key development and redevelopment projects during the year ended December 31, 2012 (dollars in thousands, except per square foot amounts):

	Portion Delivered			Total Project
			Occupancy	Investment		Total Project Initial
	Completion	Rentable	as of	at	Per	Stabilized Yield				Key
Address/Market	Date	Square Feet	12/31/2012	Completion	RSF	Cash		GAAP		Client Tenant(s)
Development
259 East Grand Avenue, San Francisco Bay Area	November 2012	170,618	100%	$74,090	$434	8.7%	(1)	8.6%	(1)	Onyx Pharmaceuticals, Inc.
400/450 East Jamie Court, San Francisco Bay Area	October 2012	163,036	80%	$112,106	$688	4.9%	(2)	4.9%	(2)	Stem CentRx, Inc.
5200 Illumina Way, San Diego	October 2012	127,373	100%	$46,978	$369	7.0%		11.2%		Illumina, Inc.
4755 Nexus Center Drive, San Diego	September 2012	45,255	100%	$23,084	$510	6.8%		7.5%		Optimer Pharmaceuticals, Inc.
Canada	April 2012	26,426	100%	$8,883	$336	7.7%		8.3%		GlaxoSmithKline plc

Redevelopment
400 Technology Square, Greater Boston	November – December 2012	140,532 (3)	100%	$144,688	$1,030	8.1%		8.9%		Ragon Institute of MGH, MIT and Harvard; Epizyme, Inc.; Aramco Services Company, Inc.
10300 Campus Point Drive, San Diego	November 2011 – September 2012	279,138 (4)	96%	$131,649	$472	7.9%		7.7%		The Regents of the University of California; Celgene Corporation
3530/3550 John Hopkins Court, San Diego	June 2012	98,320	100%	$50,898	$518	8.9%		9.1%		Genomics Institute of the Novartis Research Foundation; Verenium Corporation

(1)    The Initial Stabilized Yield on a cash and GAAP basis for this project was approximately 8.7% and 8.6%, respectively, or approximately 0.7% and 0.6% higher than the mid-point of our previous Initial Stabilized Yield estimates of 8.0%, on a cash and GAAP basis, respectively.

(2)    The Initial Stabilized Yield on a cash and GAAP basis for this project was approximately 4.9% and 4.9%, respectively, or approximately 0.7% and 0.6% higher than our previous Initial Stabilized Yield estimate of 4.2% and 4.3%, on a cash and GAAP basis, respectively.

(3)    In November and December 2012, we partially completed the redevelopment of 140,532 rentable square feet at 400 Technology Square, a building with 212,124 total rentable square feet.

(4)    Includes 189,562 rentable square feet delivered in September 2012, and 89,576 rentable square feet delivered in November 2011.

Acquisitions

In April 2012, we acquired 3013/3033 Science Park Road located in the San Diego market, which consists of two buildings aggregating 176,500 rentable square feet of non-laboratory space, for approximately $13.7 million.  The property was 100% leased on a short-term basis to a non-life science tenant and thereafter, we expect to redevelop the property.  We expect to provide an estimate of our Initial Stabilized Yields in the future upon commencement of development/redevelopment activity.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	3

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Tabular dollar amounts in thousands, except per square foot amounts)

(Unaudited)

BALANCE SHEET STRATEGY AND SIGNIFICANT MILESTONES

Our balance sheet strategy continues to focus on our leverage target of achieving net debt to adjusted EBITDA of 6.5x by December 31, 2013, by funding our significant development and redevelopment projects in 2013 with leverage-neutral sources of capital and by continuing to execute our asset recycling program.  During 2012, we executed our capital strategy and proved that we have access to diverse sources of capital that we believe is strategically important to our long-term capital structure.  These sources of capital included 1) real estate asset dispositions, 2) secured construction project financing, 3) unsecured line of credit, 4) unsecured note payable, 5) joint venture capital, 6) preferred stock, and 7) common stock through our “at the market” common stock offering program.

Real estate asset sales

We continue the disciplined execution of our asset recycling program to monetize non-strategic operating and non-income-producing assets as a source of capital while minimizing the issuance of common equity.  We target the following asset types for sale and redeploy the capital to fund active development and redevelopment projects with significant pre-leasing:

•                   Older buildings: elimination of potential capital expenditures and leasing risk;

•                   Non-strategic assets: disposition of properties not proximate to academic medical research centers in core life science cluster locations;

•                   Assets with alternative uses for buyer: transformation into non-laboratory space, such as medical office buildings, hospitals, and residential spaces;

•                   Suburban locations: reinvestment in higher value, Class-A assets in urban “brain trust” life science cluster locations; or

•                   Excess land: reduction of non-income-producing land holdings in certain clusters, while maintaining specific land parcels for future growth.

A portion of our projected 2013 asset sales is under negotiation and we expect to identify the remainder of the assets for disposition in the first half of 2013 in order to seek to achieve our target dispositions.

The following table presents our completed real estate asset sales:

			Rentable/	Sales		Occupancy	Annualized
		Date	Developable	Price		at Date	GAAP	Sales		Gain
Description	Location	of Sale	Square Feet	per SF		of Sale	NOI (1)	Price		on Sale
Sales completed in 2012
1201/1209 Mercer Street (2)	Seattle	September 2012	76,029	$73		0%	$45	$5,570		$54
801 Dexter Avenue North (2)	Seattle	August 2012	120,000	$72		0%	$(96)	8,600		$55
200 Lawrence Drive/210 Welsh Pool Road	Pennsylvania	July 2012	210,866	$94		100%	$2,193	19,750	(3)	$103
155 Fortune Boulevard (4)	Route 495/Worcester	July 2012	36,000	$222		100%	$804	8,000		$1,350
5110 Campus Drive (4)	Pennsylvania	May 2012	21,000	$86		71%	$77	1,800		$2
Land parcel	Greater Boston	March 2012	(5)	$275		N/A	N/A	31,360		$1,864
Sales completed in 2012								75,080

Sales completed in 1Q13
1124 Columbia Street	Seattle	January 2013	203,817	$209		81% (6)	$6,802	42,600		$-
25/35/45 West Watkins Mill Road/1201 Clopper Road (7)	Suburban Washington D.C.	February 2013	282,523	$147	(8)	100%	$7,795	41,400		$53
Sales completed in 2013								84,000

Total								$159,080

(1)    Annualized using actual year-to-date results as of the quarter end prior to date of sale or December 31, 2012.

(2)    Properties sold to residential developers.

(3)    Sales price reflects the near-term lease expiration of a client tenant occupying 38,513 rentable square feet, or 18% of the total rentable square feet, on the date of sale.  In connection with the sale, we received a secured note receivable for $6.1 million with a maturity date in 2018.

(4)    Properties were sold to client tenants.

(5)    In March 2012, we completed an in-substance partial sale of our interest in underlying real estate supporting a project with 414,000 rentable square feet for approximately $31.4 million, or approximately $275 per rentable square foot.

(6)    The property is expected to become 74% vacant in 2013 and the current buyer is expected to significantly renovate the property into medical office use.  The sales price of 1124 Columbia Street includes a $29.8 million secured note receivable due in 2015 with an option to extend the maturity date by one year.  As of December 31, 2012, this property is classified in discontinued operations.

(7)    These properties met the classification for discontinued operations in January 2013 and were classified as operating properties as of December 31, 2012.  We completed the sale on February 1, 2013, and recognized a $0.1 million gain upon the closing of the transaction.

(8)    These properties are expected to become 17% vacant in 2013, with significant additional vacancy in subsequent years, and the buyer is expected to significantly renovate the property at 1201 Clopper Road.

Impairment of real estate assets

During the three months ended September 30, 2012, we committed to sell four operating properties comprised of 1124 Columbia Street in the Seattle market and One Innovation Drive, 377 Plantation Street, and 381 Plantation Street in the suburban Greater Boston market, aggregating 504,130 rentable square feet, rather than to hold them on a long-term basis.  At the time of our commitment to dispose of these assets, these four properties were on average 94% occupied and generated approximately $12.8 million in annual operating income.  Upon our commitment to sell, we wrote down the value of these assets to our estimate of fair value, based on the anticipated sales price, less cost to sell.  As a result, we recognized an impairment charge of approximately $9.8 million.  In December 2012, we entered into an agreement with a third party to sell 1124 Columbia Street, at a price of $42.6 million which was below our reduced carrying value as of September 30, 2012.  As a result we recognized an additional impairment charge of $1.6 million to write down the carrying value to our revised estimated fair value less cost to sell.  In January 2013, we completed the sale of this property and no gain or loss on sale was recognized.

During the three months ended December 31, 2012, we committed to sell a land parcel with 50,000 developable square feet rather than hold it on a long-term basis for future development.  Upon our decision to sell, we wrote down the value of the land parcel to our estimate of fair value, based on the anticipated sales price, less cost to sell.  As a result, we recognized an impairment charge of approximately $2.1 million.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	4

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Unaudited)

Sale of land parcel

In March 2012, we completed an in-substance partial sale of our interest in a joint venture that owned a land parcel supporting a future building with 414,000 rentable square feet in the Longwood Medical Area of the Greater Boston market to a newly formed joint venture (the “Restated JV”) with National Development and Charles River Realty Investors, and admitted as a 50% member Clarion Partners, LLC, resulting in a reduction of our ownership interest from 55% to 27.5%.  The transfer of one-half of our 55% ownership interest in this real estate venture to Clarion Partners, LLC, was accounted for as an in-substance partial sale of an interest in the underlying real estate.  In connection with the sale of one-half of our 55% ownership interest in the land parcel, we received a special distribution of approximately $22.3 million, which included the recognition of a $1.9 million gain on sale of land and approximately $5.4 million from our share of loan refinancing proceeds.  The land parcel we sold in March 2012 did not meet the criteria for classification as discontinued operations since the parcel did not have any significant operations prior to disposition.  Pursuant to the presentation and disclosure literature on gains/losses on sales or disposals by REITs required by the Securities and Exchange Commission (“SEC”), gains or losses on sales or disposals by a REIT that do not qualify as discontinued operations are classified below income (loss)  from discontinued operations in the income statement.  Accordingly, we classified the $1.9 million gain on sale of land below income (loss) from discontinued operations, net, in the condensed consolidated statements of income, and included the gain in income from continuing operations attributable to Alexandria Real Estate Equities, Inc.’s common stockholders in the “control number,” or numerator for computation of earnings per share.  Our 27.5% share of the land was sold at approximately $31 million (including closing costs), or approximately $275 per rentable square foot.  Upon formation of the Restated JV, the existing $38.4 million secured loan was refinanced with a seven-year (including two one-year extension options) non-recourse $213 million secured construction loan with initial loan proceeds of $50 million.  As of December 31, 2012, the outstanding balance on the construction loan was $61.0 million.  We do not expect our share of capital contributions through the completion of the project to exceed the approximate $22.3 million in net proceeds received in this transaction.  Construction of this $350 million project commenced in April 2012.  The initial occupancy date for this project is expected to be in the fourth quarter of 2014.  The project is 37% pre-leased to Dana-Farber Cancer Institute, Inc.  In addition, Dana-Farber Cancer Institute, Inc. has an option to lease an additional two floors approximating 99,000 rentable square feet, or 24% of the total rentable square feet of the project.  In addition to our economic share of the joint venture, we also expect to earn development and other fees of approximately $3.5 million through 2015, and recurring annual property management fees thereafter, from this project.

“At the market” common stock offering program

In June 2012, we established an “at the market” common stock offering program under which we may sell, from time to time, up to an aggregate of $250.0 million of our common stock through our sales agents, BNY Mellon Capital Markets, LLC and Credit Suisse Securities (USA) LLC, during a three-year period.  During the year ended December 31, 2012, we sold an aggregate of 1,366,977 shares of common stock for gross proceeds of approximately $100.0 million at an average stock price of $73.15 and net proceeds of approximately $97.9 million, including commissions and other expenses of approximately $2.1 million.  Net proceeds from the sales were used to pay down the outstanding balance on our senior unsecured line of credit or other borrowings, and for general corporate purposes.  As of December 31, 2012, approximately $150.0 million of our common stock remained available for issuance under the “at the market” common stock offering program.

Secured construction loan for development project in San Francisco Bay Area market

In June 2012, we closed a secured construction loan with aggregate commitments of $55.0 million.  We have an option to extend the stated maturity date of July 1, 2015, by one year, twice, to July 1, 2017.  The construction loan bears interest at the London Interbank Offered Rate (“LIBOR”) or the base rate specified in the construction loan agreement, defined as the higher of either the prime rate being offered by our lender or the federal funds rate in effect on the day of borrowing (“Base Rate”), plus in either case a specified margin of 1.50% for LIBOR borrowings or 0.25% for Base Rate borrowings.  As of December 31, 2012, commitments of $38.1 million were available under this loan.

Amendment of $1.5 billion unsecured senior line of credit

In April 2012, we amended our $1.5 billion unsecured senior line of credit with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Citigroup Global Markets Inc. as joint lead arrangers, and certain lenders, to extend the maturity date of our unsecured senior line of credit, provide an accordion option for up to an additional $500 million, and reduce the interest rate for outstanding borrowings.  The maturity date of the unsecured senior line of credit was extended to April 2017, assuming we exercise our sole right to extend the stated maturity date twice by an additional six months after each exercise.  Borrowings under the unsecured senior line of credit bear interest at LIBOR or the base rate specified in the amended unsecured senior line of credit agreement, plus in either case a specified margin (the “Applicable Margin”).  The Applicable Margin for LIBOR borrowings under the unsecured senior line of credit was set at 1.20%, down from the 2.40% in effect immediately prior to the modification.  In addition to the Applicable Margin, our unsecured senior line of credit is subject to an annual facility fee of 0.25% based on the aggregate commitments outstanding.  In connection with the modification of our unsecured senior line of credit in April 2012, we recognized a loss on early extinguishment of debt of approximately $1.6 million related to the write-off of a portion of unamortized loan fees for the three months ended June 30, 2012.

8.375% series C preferred stock redemption

In April 2012, we redeemed all 5,185,500 outstanding shares of our Series C Preferred Stock at a price equal to $25.00 per share, or approximately $129.6 million in aggregate, and paid $0.5234375 per share, representing accumulated and unpaid dividends to the redemption date on such shares.  We announced the redemption and recognized a preferred stock redemption charge of approximately $6.0 million to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders in March 2012, related to the write-off of original issuance costs of the Series C Preferred Stock.

6.45% series E preferred stock offering

In March 2012, we completed a public offering of 5,200,000 shares of our 6.45% series E cumulative redeemable preferred stock (“Series E Preferred Stock”).  The shares were issued at a price of $25.00 per share, resulting in net proceeds of approximately $124.9 million (after deducting underwriters’ discounts and other offering costs).  The proceeds were initially used to reduce the outstanding borrowings under our unsecured senior line of credit.  We then borrowed funds under our unsecured senior line of credit to redeem our 8.375% series C cumulative redeemable preferred stock (“Series C Preferred Stock”) in April 2012.  The dividends on our Series E Preferred Stock are cumulative and accrue from the date of original issuance.  We pay dividends quarterly in arrears at an annual rate of 6.45%, or $1.6125 per share.  Our Series E Preferred Stock has no stated maturity date, is not subject to any sinking fund or mandatory redemption provisions, and is not redeemable before March 15, 2017, except to preserve our status as a REIT.  On and after March 15, 2017, we may, at our option, redeem the Series E Preferred Stock, in whole or in part, at any time for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series E Preferred Stock up to, but excluding, the redemption date.  In addition, upon the occurrence of a change of control, we may, at our option, redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption.  Investors in our Series E Preferred Stock generally have no voting rights.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Unaudited)

4.60% unsecured senior notes payable offering

In February 2012, we completed the issuance of our 4.60% unsecured senior notes payable due in February 2022.  Net proceeds of approximately $544.6 million were used to repay certain outstanding variable rate bank debt, including the entire $250 million of our 2012 unsecured senior bank term loan (“2012 Unsecured Senior Bank Term Loan”), and approximately $294.6 million of outstanding borrowings under our unsecured senior line of credit.  In connection with the retirement of our 2012 Unsecured Senior Bank Term Loan, we recognized a loss on early extinguishment of debt of approximately $0.6 million related to the write-off of unamortized loan fees for the three months ended March 31, 2012.

Retirement of 3.70% unsecured senior convertible notes

In January 2012, we repurchased approximately $83.8 million in principal amount of our 3.70% unsecured senior convertible notes (“3.70% Unsecured Senior Convertible Notes”) at par, pursuant to options exercised by holders thereof under the indenture governing the notes.  In April 2012, we repurchased the remaining outstanding $1.0 million in principal amount of the notes.  In aggregate, we repurchased approximately $84.8 million in principal amount of the notes and we did not recognize a gain or loss as a result during the year ended December 31, 2012.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Unaudited)

GUIDANCE

Earnings outlook

Based on our current view of existing market conditions and certain current assumptions, we expect that our earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted and FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted for the year ended December 31, 2013, will be as set forth in the table below.  The table below provides a reconciliation of FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, a non-GAAP measure, to earnings per share, the most directly comparable GAAP measure and other key assumptions included in our guidance for the year ended December 31, 2013.

Guidance for the Year Ended December 31, 2013	Reported on February 7, 2013	Reported on December 5, 2012
Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.41 to $1.61	$1.39 to $1.59
Depreciation and amortization	$2.93 to $3.13	$2.91 to $3.11
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$4.44 to $4.64	$4.40 to $4.60

Key projection assumptions:
Same property net operating income growth – cash basis	4% to 7%	4% to 7%
Same property net operating income growth – GAAP basis	0% to 3%	0% to 3%
Rental rate steps on lease renewals and re-leasing of space – cash basis	Flat to slightly positive	Flat to slightly positive
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	Up 5% to 10%	Up 5% to 10%
Occupancy at the end of 2013	93.9% to 94.3%	93.6% to 94.0%
Straight-line rents	$24 to $26 million	$24 to $26 million
Amortization of above and below market leases	$3 to $4 million	$3 to $4 million
G&A expenses	$48 to $51 million	$48 to $51 million
Capitalization of interest	$47 to $53 million	$47 to $53 million
Interest expense, net	$74 to $84 million	$74 to $84 million
Net debt to adjusted EBITDA for the annualized three months ended December 31, 2013	6.5x	6.5x
Fixed charge coverage ratio for the annualized three months ended December 31, 2013	2.9x to 3.0x	2.9x to 3.0x

As of December 31, 2012, we had approximately $431.6 million and $199.7 million of construction in progress related to our three North American development and eight North American redevelopment projects, respectively.  The completion of these projects, along with recently delivered projects, certain future projects, and contributions from same properties, is expected to contribute significant increases in rental income, net operating income, and cash flows.  Operating performance assumptions related to the completion of our North American development and redevelopment projects, including the timing of initial occupancy, stabilization dates, and Initial Stabilized Yields, are included on page 9 and 10.  Certain key assumptions regarding our projections, including the impact of various development and redevelopment projects, are included in the tables above and on the following page.

The completion of our development and redevelopment projects will result in increased interest expense and other direct project costs, because these project costs will no longer qualify for capitalization and these costs will be expensed as incurred.  Our projection assumptions for depreciation and amortization, general and administrative expenses, capitalization of interest, interest expense, net, and net operating income growth are included in the tables on this page and are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking Statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2011, and the “Risk Factors” section of Item 1A of our quarterly report on Form 10-Q for the period ended September 30, 2012.  To the extent our full year earnings guidance is updated during the year, we will provide additional disclosure supporting reasons for any significant changes to such guidance.  Further, we believe net operating income is a key performance indicator and is useful to investors as a performance measure because, when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

(Unaudited)

Sources and uses of capital

We expect that our principal liquidity needs for the year ended December 31, 2013, will be satisfied by the following multiple sources of capital as shown in the table below.  There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.  Our liquidity available under our unsecured senior line of credit and from cash equivalents was approximately $1.1 billion as of December 31, 2012.

	Reported on February 7, 2013					Reported on December 5, 2012
Sources and Uses of Capital for the Year Ended December 31, 2013 (in millions)	Completed	Projected		Total		Total
Sources of capital:
Net cash provided by operating activities less dividends	$-	$130 - 150		$130 - 150	(1)	$130 - 150
2013 asset sales initially targeted for 4Q12 closing	43	34		77		-
2013 asset sales initially projected on December 5, 2012 (2)
Non-income-producing	-	175 - 225	(3)	175 - 225	(3)	175 - 225
Income-producing	41	34 - 84		75 - 125		75 - 125
Secured construction loan borrowing	-	20 - 30		20 - 30		20 - 30
Unsecured senior notes	-	350 - 450		350 - 450		350 - 450
Issuances under “at the market” common stock offering program	-	125 - 175		125 - 175		125 - 175
Total sources of capital	$84	$868 - 1,148		$952 - 1,232		$875 - 1,155

Uses of capital:
Development, redevelopment, and construction	$-	$545 - 595		$545 - 595	(4)	$545 - 595
Seller financing of asset sales	39	-		39		-
Acquisitions	-	-		-		-	(5)
Secured notes payable repayments (6)	-	37		37		52
Unsecured senior bank term loan repayment	-	125 - 175		125 - 175		125 - 175
Paydown of unsecured senior line of credit	45	161 - 341		206 - 386		153 - 333
Total uses of capital	$84	$868 - 1,148		$952 - 1,232		$875 - 1,155

(1)	See “Projection Results – Key Projection Assumptions” on the previous page.
(2)

A portion of our projected 2013 asset sales is under negotiation and we expect to identify the remainder of the assets for disposition in the first half of 2013 in order to achieve our targeted dispositions.

(3)

Our guidance has assumed transfer of 50% of our ownership interest in the 75/125 Binney Street project to be accounted for as an in-substance partial sale of an interest in a land parcel, with the resulting entity presented as an unconsolidated joint venture (the “Binney JV”) in our financial statements. This sale of a land parcel is included in our total projected asset sales for 2013.

(4)

See “Investment to Complete” columns in the “Development and Redevelopment Projects in North America” table on the following page for additional details underlying this estimate. Our guidance for 2013 development, redevelopment, and construction spending of $545 to $595 million includes our estimated share of incremental capital required to complete the 75/125 Binney Street Project. See page 10 for additional details on the 75/125 Binney Street Project.

(5)	Our guidance has assumed no acquisitions, but we review opportunistic acquisitions that we expect to fund on a leverage-neutral basis.
(6)	The reduction in projected secured notes payable of $15 million is related to two loans that were repaid in 2012 prior to their contractual maturity dates in 2013.

The key assumptions behind the sources and uses of capital in the table above are a favorable capital market environment and performance of our core operations in areas such as delivery of current and future development and redevelopment projects, leasing activity, and renewals.  Our expected sources and uses of capital are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2011, and the “Risk Factors” section of Item 1A of our quarterly report on Form 10-Q for the period ended September 30, 2012.  We expect to update our forecast of sources and uses of capital on a quarterly basis.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Development and Redevelopment Projects in North America
December 31, 2012

(Tabular dollar amounts in thousands)

(Unaudited)

	Project RSF (1)			Leased Status RSF (1)
Market – Submarket/	In								% Leased/
Property	Service	CIP	Total	Leased	Negotiating		Marketing	Total	Negotiating	Client Tenants
Development projects in North America
Greater Boston – Cambridge
225 Binney Street	–	305,212	305,212	305,212	–		–	305,212	100%	Biogen Idec Inc.
San Francisco Bay Area – Mission Bay
499 Illinois Street	–	222,780	222,780	–	–		222,780	222,780	–	N/A
Greater NYC – Manhattan
430 East 29th Street	–	419,806	419,806	60,816	167,244	(2)	191,746	419,806	54%	Roche
Development projects in North America	–	947,798	947,798	366,028	167,244		414,526	947,798	56%

Redevelopment projects in North America
Greater Boston – Cambridge
400 Technology Square	140,532	71,592	212,124	169,939	–		42,185	212,124	80%	Ragon Institute of MGH, MIT and Harvard; Epizyme, Inc.; Warp Drive Bio, LLC; Aramco Services Company, Inc.
San Diego – University Town Center
4757 Nexus Center Drive	–	68,423	68,423	68,423	–		–	68,423	100%	Genomatica, Inc.
Seattle – Lake Union					–
1551 Eastlake Avenue	74,914	42,569	117,483	74,914	–		42,569	117,483	64%	Puget Sound Blood Center and Program
1616 Eastlake Avenue	–	66,776	66,776	40,706	–		26,070	66,776	61%	Infectious Disease Research Institute
Suburban and other redevelopment projects	45,287	182,264	227,551	146,613	59,532		21,406	227,551	91%
Redevelopment projects in North America	260,733	431,624	692,357	500,595	59,532		132,230	692,357	81%
Total development and redevelopment projects in North America	260,733	1,379,422	1,640,155	866,623	226,776		546,756	1,640,155	67%

	Investment (1)						Initial Stabilized			Initial
Market – Submarket/	December 31, 2012		To Complete		Total at	Per	Yield (1) (3)		Project Start	Occupancy	Stabilization
Property	In Service	CIP	2013	Thereafter	Completion (3)	RSF	Cash	GAAP	Date (1)	Date (1)	Date (1)
Development projects in North America
Greater Boston – Cambridge
225 Binney Street	$–	$104,422	$75,851	$–	$180,273	$591	7.5%	8.1%	4Q11	4Q13	4Q13
San Francisco Bay Area – Mission Bay
499 Illinois Street	$–	$113,196	$17,119	$22,894	$153,209	$688	6.4%	7.2%	2Q11	2Q14	1Q15
Greater NYC – Manhattan
430 East 29th Street	$–	$213,960	$134,057	$115,228	$463,245	$1,103	6.6%	6.5%	4Q12	4Q13	2016
Development projects in North America	$–	$431,578	$227,027	$138,122	$796,727	$841

Redevelopment projects in North America
Greater Boston – Cambridge
400 Technology Square	$85,732	$43,966	$14,990	$–	$144,688	$682	8.1%	8.9%	4Q11	4Q12	4Q13
San Diego – University Town Center
4757 Nexus Center Drive	$–	$3,966	$24,167	$6,696	$34,829	$509	7.6%	7.8%	4Q12	4Q13	4Q13 (5)
Seattle – Lake Union
1551 Eastlake Avenue	$41,787	$17,520	$4,703	$–	$64,010	$545	6.7%	6.7%	4Q11	4Q11	4Q13
1616 Eastlake Avenue	$–	$29,033	$4,115	$4,668	$37,816	$566	8.4%	8.6%	4Q12	2Q13	2014
Suburban and other redevelopment projects	$42,320	$105,259	$37,391	$–	$184,970	$813
Redevelopment projects in North America	$169,839	$199,744	$85,366	$11,364	$466,313	$674
Total development and redevelopment projects in North America	$169,839	$631,322	$312,393	$149,486	$1,263,040	$770

Refer to the following page for all footnotes to the table above

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Development and Redevelopment Projects in North America
December 31, 2012

(Tabular dollar amounts in thousands)

(Unaudited)

Development project commencements in the first quarter of 2013 in North America

	Project RSF (1)				Leased Status RSF (1)
Market – Submarket/	In									% Leased/
Property	Service	CIP		Total	Leased	Negotiating	Marketing		Total	Negotiating		Client Tenants
Greater Boston – Cambridge
75/125 Binney Street	–	386,275	(5)	386,275	244,123	–	142,152	(6)	386,275	63%	(6)	ARIAD Pharmaceuticals, Inc.

	Investment								Initial Stabilized			Initial
Market – Submarket/	December 31, 2012		To Complete				Total at	Per	Yield (1) (3)		Project Start	Occupancy	Stabilization
Property	In Service	CIP (4)	2013		Thereafter	Subtotal	Completion (3)	RSF	Cash	GAAP	Date (1)	Date (1)	Date (1)
Greater Boston – Cambridge
75/125 Binney Street	$–	87,452	$101,087	(7)	$162,900	$263,987	$351,439	$910	8.0%	8.2%	1Q13	1Q15	2016

The following table presents the current assumptions included in our guidance for funding of the cost to complete the 75/125 Binney Street project:

Cost to Complete (7)
	2013	Thereafter	Total
ARE investment	$40,000 - 50,000	$–	$40,000 - 50,000
Binney JV partner capital contribution	20,000 - 25,000	–	20,000 - 25,000
Secured construction loan	30,000 - 40,000	160,000 - 165,000	190,000 - 205,000
	$90,000 - 115,000	$160,000 - 165,000	$250,000 - 280,000

(1)

All project information, including rentable square feet; investment; Initial Stabilized Yields; and project start, occupancy and stabilization dates, relates to the discrete portion of each property undergoing active development or redevelopment. A redevelopment project does not necessarily represent the entire property or the entire vacant portion of a property. For example, the redevelopment project at 1616 Eastlake Avenue represents the conversion of two floors from office to laboratory/office aggregating 66,776 rentable square feet. The remaining rentable square feet of 101,714 at this property not undergoing active redevelopment was 74.8% occupied at December 31, 2012, and is included in our operating statistics.

(2)	Represents rentable square feet subject to letters of intent.
(3)

As of December 31, 2012, 96% of our leases contained annual rent escalations that were either fixed or based on a consumer price index or another index. Our Initial Stabilized Yield on a cash basis reflects cash rents at date of stabilization and does not reflect contractual rent escalations beyond the stabilization date. We expect, on average, our contractual cash rents related to our value-added projects to increase over time. Our estimates for initial cash and GAAP yields, and total costs at completion, represent our initial estimates at the commencement of the project. We expect to update this information upon completion of the project, or sooner if there are significant changes to the expected project yields or costs.

(4)

We expect to deliver 54,102 rentable square feet, or 79% of the total project, to Genomatica, Inc. in the fourth quarter of 2013. Genomatica, Inc. is contractually required to lease the remaining 14,411 rentable square feet no later than 18 to 24 months following the delivery of the initial 54,102 rentable square foot space.

(5)

As of December 31, 2012, this project was classified in land undergoing preconstruction activities (additional CIP) in North America. This project will be transferred into active development upon commencement of vertical construction during the three months ended March 31, 2013.

(6)	ARIAD Pharmaceuticals, Inc. has potential additional expansion opportunities through June 2014.
(7)

Our guidance has assumed transfer of 50% of our ownership interest in the 75/125 Binney Street project to be accounted for as an in-substance partial sale of an interest in a land parcel, with the resulting entity presented as an unconsolidated joint venture (the “Binney JV”) in our financial statements. This sale of a land parcel is included in our total projected asset sales for 2013. The total remaining cost to complete for the 75/125 Binney Street project is expected to aggregate approximately $264 million through 2016, of which $101 million is expected to be invested in 2013. The projected sources of funding for the $264 million cost to complete for this project include a secured construction loan of approximately $190 million to $205 million, Binney JV partner capital contribution of approximately $75 million to $80 million, (approximately $20 million to $25 million to be used towards construction) and our investment in the project of approximately $40 million to $50 million. Our guidance for 2013 development, redevelopment, and construction spending of $545 to $595 million, shown on page 8, includes our estimated investment in the project of approximately $40 million to $50 million into the Binney JV.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Fourth Quarter and Year Ended December 31, 2012, Financial and Operating Results

EARNINGS CALL INFORMATION

We will host a conference call on Thursday, February 7, 2013, at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the three months and year ended December 31, 2012.  To participate in this conference call, dial (866) 638-3013 or (630) 691-2761 and confirmation code 34214742, shortly before 3:00 p.m. ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.are.com, in the “For Investors” section.  A replay of the call will be available for a limited time from 5:30 p.m. ET/2:30 p.m. PT on Thursday, February 7, 2013.  The replay number is (888) 843-7419 or (630) 652-3042 and the confirmation code is 34214742.

Additionally, a copy of this Earnings Press Release and Supplemental Information for the fourth quarter and year ended December 31, 2012, are available in the “For Investors” section of our website at www.are.com.

About the Company

Alexandria Real Estate Equities, Inc. (NYSE: ARE), a self-administered and self-managed REIT, is the largest and leading investment-grade REIT focused principally on owning, operating, developing, redeveloping, and acquiring high-quality, sustainable real estate for the broad and diverse life science industry.  Founded in 1994, Alexandria was the first REIT to identify and pursue the laboratory niche and has since had the first-mover advantage in every core life science cluster location including Greater Boston, San Francisco Bay Area, San Diego, New York City, Seattle, Suburban Washington, D.C., and Research Triangle Park.  Alexandria’s high-credit client tenants span the life science industry, including renowned academic and medical institutions, multinational pharmaceutical companies, public and private biotechnology entities, United States government research agencies, medical device companies, industrial biotech companies, venture capital firms, and life science product and service companies.  As the recognized real estate partner of the life science industry, Alexandria has a superior track record in driving client tenant productivity and innovation through its best-in-class laboratory and office space, collaborative locations adjacent to leading academic and medical institutions, unparalleled life science real estate expertise and services, and longstanding and expansive network in the life science community, which we believe result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For additional information on Alexandria Real Estate Equities, Inc., please visit www.are.com.

***********

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2013 earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, 2013 FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, and net operating income for the year ended December 31, 2013, and our projected sources and uses of capital in 2013.  These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events.  These statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by client tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the SEC.  Accordingly, you are cautioned not to place undue reliance on such forward-looking statements.  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended					Year Ended
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11	12/31/12	12/31/11
Revenues:
Rental	$114,205	$108,367	$106,463	$103,417	$104,634	$432,452	$414,164
Tenant recoveries	36,180	34,448	32,172	32,386	33,031	135,186	128,299
Other income	3,785	2,640	9,381	2,629	1,584	18,435	5,762
Total revenues	154,170	145,455	148,016	138,432	139,249	586,073	548,225

Expenses:
Rental operations	46,639	44,614	42,359	40,911	41,553	174,523	159,567
General and administrative	12,643	12,485	12,309	10,358	10,601	47,795	41,127
Interest	17,941	17,094	17,922	16,227	14,757	69,184	63,378
Depreciation and amortization	48,072	47,176	51,276	42,326	39,762	188,850	153,087
Impairment of land parcel	2,050	–	–	–	–	2,050	–
Loss on early extinguishment of debt	–	–	1,602	623	–	2,225	6,485
Total expenses	127,345	121,369	125,468	110,445	106,673	484,627	423,644

Income from continuing operations	26,825	24,086	22,548	27,987	32,576	101,446	124,581

Income (loss) from discontinued operations
Income from discontinued operations before impairment of real estate	3,583	4,018	3,093	2,924	2,886	13,618	11,760
Impairment of real estate	(1,601)	(9,799)	–	–	–	(11,400)	(994)
Income (loss) from discontinued operations, net	1,982	(5,781)	3,093	2,924	2,886	2,218	10,766

Gain on sale of land parcel	–	–	–	1,864	–	1,864	46
Net income	28,807	18,305	25,641	32,775	35,462	105,528	135,393

Net income attributable to noncontrolling interests	1,012	828	851	711	1,142	3,402	3,975
Dividends on preferred stock	6,471	6,471	6,903	7,483	7,090	27,328	28,357
Preferred stock redemption charge	–	–	–	5,978	–	5,978	–
Net income attributable to unvested restricted stock awards	324	360	271	235	270	1,190	1,088
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$21,000	$10,646	$17,616	$18,368	$26,960	$67,630	$101,973

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic and diluted:
Continuing operations	$0.30	$0.26	$0.24	$0.25	$0.39	$1.05	$1.55
Discontinued operations, net	0.03	(0.09)	0.05	0.05	0.05	0.04	0.18
Earnings per share – basic and diluted	$0.33	$0.17	$0.29	$0.30	$0.44	$1.09	$1.73

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	63,091,781	62,364,210	61,663,367	61,507,807	61,427,495	62,159,913	59,066,812
Dilutive effect of stock options	–	–	173	1,160	3,939	331	10,798
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	63,091,781	62,364,210	61,663,540	61,508,967	61,431,434	62,160,244	59,077,610

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	12

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Assets
Investments in real estate, net	$6,424,578	$6,300,027	$6,208,354	$6,113,252	$6,008,440
Cash and cash equivalents	140,971	94,904	80,937	77,361	78,539
Restricted cash	39,947	44,863	41,897	39,803	23,332
Tenant receivables	8,449	10,124	6,143	8,836	7,480
Deferred rent	170,396	160,914	155,295	150,515	142,097
Deferred leasing and financing costs, net	160,048	152,021	151,355	143,754	135,550
Investments	115,048	107,808	104,454	98,152	95,777
Other assets	90,679	94,356	93,304	86,418	82,914
Total assets	$7,150,116	$6,965,017	$6,841,739	$6,718,091	$6,574,129

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$716,144	$719,350	$719,977	$721,715	$724,305
Unsecured senior notes payable	549,805	549,794	549,783	550,772	84,959
Unsecured senior line of credit	566,000	413,000	379,000	167,000	370,000
Unsecured senior bank term loans	1,350,000	1,350,000	1,350,000	1,350,000	1,600,000
Accounts payable, accrued expenses, and tenant security deposits	423,708	376,785	348,037	323,002	325,393
Dividends payable	41,401	39,468	38,357	36,962	36,579
Preferred stock redemption liability	–	–	–	129,638	–
Total liabilities	3,647,058	3,448,397	3,385,154	3,279,089	3,141,236

Commitments and contingencies

Redeemable noncontrolling interests	14,564	15,610	15,817	15,819	16,034

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
Series C Preferred Stock	–	–	–	–	129,638
Series D Convertible Preferred Stock	250,000	250,000	250,000	250,000	250,000
Series E Preferred Stock	130,000	130,000	130,000	130,000	–
Common stock	632	632	622	616	616
Additional paid-in capital	3,086,052	3,094,987	3,053,269	3,022,242	3,028,558
Accumulated other comprehensive loss	(24,833)	(19,729)	(37,370)	(23,088)	(34,511)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	3,441,851	3,455,890	3,396,521	3,379,770	3,374,301
Noncontrolling interests	46,643	45,120	44,247	43,413	42,558
Total equity	3,488,494	3,501,010	3,440,768	3,423,183	3,416,859
Total liabilities, noncontrolling interests, and equity	$7,150,116	$6,965,017	$6,841,739	$6,718,091	$6,574,129

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	13

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds From Operations and Adjusted Funds From Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, the most directly comparable financial measure presented in accordance with GAAP, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the periods below:

	Three Months Ended					Year Ended
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11	12/31/12	12/31/11
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$21,000	$10,646	$17,616	$18,368	$26,960	$67,630	$101,973
Depreciation and amortization	48,072	48,173	52,355	43,405	40,966	192,005	158,026
Gain on sale of real estate	–	(1,562)	(2)	–	–	(1,564)	–
Impairment of real estate	1,601	9,799	–	–	–	11,400	994
Gain on sale of land parcel	–	–	–	(1,864)	–	(1,864)	(46)
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	1,336	1,188	1,122	946	1,412	4,592	5,063
FFO	(1,109)	(1,148)	(1,133)	(1,156)	(1,539)	(4,561)	(6,402)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	70,900	67,096	69,958	59,699	67,799	267,638	259,608
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	5	5	6	5	5	21	21
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	70,905	67,101	69,964	59,704	67,804	267,659	259,629
Realized gain on equity investment primarily related to one non-tenant lifescience entity	–	–	(5,811)	–	–	(5,811)	–
Impairment of land parcel	2,050	–	–	–	–	2,050	–
Loss on early extinguishment of debt	–	–	1,602	623	–	2,225	6,485
Preferred stock redemption charge	–	–	–	5,978	–	5,978	–
Allocation to unvested restricted stock awards	(19)	–	35	(53)	–	(39)	(69)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$72,936	$67,101	$65,790	$66,252	$67,804	$272,062	$266,045

Non-revenue-enhancing capital expenditures:
Building improvements	(329)	(935)	(594)	(210)	(675)	(2,068)	(2,531)
Tenant improvements and leasing commissions	(3,170)	(1,844)	(2,148)	(2,019)	(6,083)	(9,181)	(10,600)
Straight-line rent	(9,240)	(5,225)	(5,195)	(8,796)	(9,558)	(28,456)	(26,797)
Straight-line rent on ground leases	471	201	1,207	1,406	1,221	3,285	4,704
Capitalized income from development projects	45	50	72	478	537	645	3,973
Amortization of acquired above and below market leases	(844)	(778)	(778)	(800)	(812)	(3,200)	(9,332)
Amortization of loan fees	2,505	2,470	2,214	2,643	2,551	9,832	9,300
Amortization of debt premiums/discounts	110	112	110	179	565	511	3,819
Stock compensation	3,748	3,845	3,274	3,293	3,306	14,160	11,755
Allocation to unvested restricted stock awards	63	19	15	31	80	127	122
AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$66,295	$65,016	$63,967	$62,457	$58,936	$257,717	$250,458

The following table presents a reconciliation of net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, to FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, for the periods below.  For the computation of the weighted average shares used to compute the per share information, refer to the “Definitions and Other Information” section in our supplemental information:

	Three Months Ended					Year Ended
	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11	12/31/12	12/31/11
Net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$0.33	$0.17	$0.29	$0.30	$0.44	$1.09	$1.73
Depreciation and amortization	0.76	0.78	0.84	0.70	0.67	3.10	2.66
Gain on sale of real estate	–	(0.03)	–	–	–	(0.03)	–
Impairment of real estate	0.03	0.16	–	–	–	0.18	0.02
Gain on sale of land parcel	–	–	–	(0.03)	–	(0.03)	–
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	0.02	0.02	0.02	0.02	0.02	0.07	0.09
FFO	(0.02)	(0.02)	(0.02)	(0.02)	(0.03)	(0.07)	(0.11)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	1.12	1.08	1.13	0.97	1.10	4.31	4.39
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	–	–	–	–	–	–	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	1.12	1.08	1.13	0.97	1.10	4.31	4.39
Realized gain on equity investment primarily related to one non-tenant life science entity	–	–	(0.09)	–	–	(0.09)	–
Impairment of land parcel	0.04	–	–	–	–	0.04	–
Loss on early extinguishment of debt	–	–	0.03	0.01	–	0.02	0.11
Preferred stock redemption charge	–	–	–	0.10	–	0.10	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$1.16	$1.08	$1.07	$1.08	$1.10	$4.38	$4.50

Non-revenue-enhancing capital expenditures:
Building improvements	(0.01)	(0.01)	(0.01)	–	(0.01)	(0.03)	(0.04)
Tenant improvements and leasing commissions	(0.05)	(0.03)	(0.03)	(0.03)	(0.10)	(0.15)	(0.18)
Straight-line rent	(0.15)	(0.08)	(0.08)	(0.14)	(0.16)	(0.46)	(0.45)
Straight-line rent on ground leases	0.01	–	0.02	0.02	0.02	0.05	0.08
Capitalized income from development projects	–	–	–	0.01	0.01	0.01	0.07
Amortization of acquired above and below market leases	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.05)	(0.16)
Amortization of loan fees	0.04	0.03	0.03	0.04	0.05	0.16	0.16
Amortization of debt premiums/discounts	–	–	–	–	0.01	0.01	0.06
Stock compensation	0.06	0.06	0.05	0.05	0.05	0.23	0.20
AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.05	$1.04	$1.04	$1.02	$0.96	$4.15	$4.24

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	14

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Non-GAAP Measures

Funds from operations and funds from operations, as adjusted

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of FFO.  Since its introduction, FFO has become a widely used non-GAAP financial measure among equity REITs.  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  Moreover, we believe that FFO, as adjusted, is also helpful because it allows investors to compare our performance to the performance of other real estate companies between periods, and on a consistent basis, without having to account for differences caused by investment and disposition decisions, financing decisions, terms of securities, capital structures, and capital market transactions.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper and related implementation guidance (“NAREIT White Paper”).  The NAREIT White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of real estate and land parcels and impairments of real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Impairments of real estate relate to decreases in the estimated fair value of real estate due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.  Impairments of real estate represent the non-cash write-down of assets when fair value over the recoverability period is less than the carrying value.  We compute FFO, as adjusted, as FFO calculated in accordance with the NAREIT White Paper, plus losses on early extinguishment of debt, preferred stock redemption charges, and impairments of land parcels, less realized gain on equity investment primarily related to one non-tenant life science entity, and the amount of such items which are allocable to our unvested restricted stock awards.  Our calculations of both FFO and FFO, as adjusted, may differ from those methodologies utilized by other equity REITs for similar performance measurements, and, accordingly, may not be comparable to other equity REITs.  Neither FFO nor FFO, as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor are they indicative of the availability of funds for our cash needs, including funds available to make distributions.

Adjusted funds from operations

AFFO is a non-GAAP financial measure that we use as a supplemental measure of our performance.  We compute AFFO by adding to or deducting from FFO, as adjusted: (1) non-revenue-enhancing capital expenditures, tenant improvements, and leasing commissions (excludes development and redevelopment expenditures); (2) effects of straight-line rent and straight-line rent on ground leases; (3) capitalized income from development projects; (4) amortization of acquired above and below market leases, loan fees, and debt premiums/discounts; (5) non-cash compensation expense; and (6) allocation of AFFO attributable to unvested restricted stock awards.

We believe that AFFO is a useful supplemental performance measure because it further adjusts to: (1) deduct certain expenditures that, although capitalized and classified in depreciation expense, do not enhance the revenue or cash flows of our properties; (2) eliminate the effect of straight-lining our rental income and capitalizing income from development projects in order to reflect the actual amount of contractual rents due in the period presented; and (3) eliminate the effect of non-cash items that are not indicative of our core operations and do not actually reduce the amount of cash generated by our operations.  We believe that eliminating the effect of non-cash charges related to stock-based compensation facilitates a comparison of our operations across periods and among other equity REITs without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside our control), and the assumptions and the variety of award types that a company can use.  We believe that AFFO provides useful information by excluding certain items that are not representative of our core operating results because such items are dependent upon historical costs or subject to judgmental valuation inputs and the timing of our decisions.

AFFO is not intended to represent cash flow for the period, and is intended only to provide an additional measure of performance.  We believe that net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is the most directly comparable GAAP financial measure to AFFO.  We believe that AFFO is a widely recognized measure of the operations of equity REITs, and presenting AFFO will enable investors to assess our performance in comparison to other equity REITs.  However, other equity REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to AFFO calculated by other equity REITs.  AFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	15

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Non-GAAP Measures

(Dollar amounts in thousands)

(Unaudited)

Net operating income

Net operating income is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus loss on early extinguishment of debt, impairment of land parcel, depreciation and amortization, interest expense, and general and administrative expense.  We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it reflects primarily those income and expense items that are incurred at the property level.  Therefore, we believe net operating income is a useful measure for evaluating the operating performance of our real estate assets.  Net operating income on a cash basis is net operating income on a GAAP basis, adjusted to exclude the effect of straight-line rent adjustments required by GAAP.  We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

Further, we believe net operating income is useful to investors as a performance measure, because when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.  Net operating income excludes certain components from income from continuing operations in order to provide results that are more closely related to the results of operations of our properties.  For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level.  In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level.  Real estate impairments have been excluded in deriving net operating income because we do not consider impairment losses to be property level operating expenses.  Real estate impairment losses relate to changes in the values of our assets and do not reflect the current operating performance with respect to related revenues or expenses.  Our real estate impairments represent the write down in the value of the assets to the estimated fair value less cost to sell.  These impairments result from investing decisions and the deterioration in market conditions that adversely impact underlying real estate values.  Our calculation of net operating income also excludes charges incurred from changes in certain financing decisions, such as losses on early extinguishment of debt, as these charges often relate to the timing of corporate strategy.  Property operating expenses that are included in determining net operating income consist of costs that are related to our operating properties, such as utilities, repairs and maintenance, rental expense related to ground leases, contracted services, such as janitorial, engineering, and landscaping, property taxes and insurance, and property level salaries.  General and administrative expenses consist primarily of accounting and corporate compensation, corporate insurance, professional fees, office rent, and office supplies that are incurred as part of corporate office management.  Net operating income presented by us may not be comparable to net operating income reported by other equity REITs that define net operating income differently.  We believe that in order to facilitate a clear understanding of our operating results, net operating income should be examined in conjunction with income from continuing operations as presented in our condensed consolidated statements of income.  Net operating income should not be considered as an alternative to income from continuing operations as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions.  The following table presents a reconciliation of net operating income from continuing operations to income from continuing operations, and a reconciliation of net operating income from discontinued operations to income from discontinued operations, net:

	Three Months Ended		Year Ended
Continuing operations	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Total revenues	$154,170	$139,249	$586,073	$548,225
Rental operating expenses	46,639	41,553	174,523	159,567
Net operating income	107,531	97,696	411,550	388,658
Operating margins	70%	70%	70%	71%
General and administrative	12,643	10,601	47,795	41,127
Interest	17,941	14,757	69,184	63,378
Depreciation and amortization	48,072	39,762	188,850	153,087
Impairment of land parcel	2,050	–	2,050	–
Loss on early extinguishment of debt	–	–	2,225	6,485
Income from continuing operations	$26,825	$32,576	$101,446	$124,581

Discontinued operations
Total revenues	$5,898	$6,640	$24,706	$26,298
Rental operating expenses	2,315	2,548	9,496	9,534
Net operating income	3,583	4,092	15,210	16,764
Operating margins	61%	62%	62%	64%
Interest	–	–	–	65
Depreciation and amortization	–	1,206	3,156	4,939
Gain on sale of real estate	–	–	(1,564)	–
Impairment of real estate	1,601	–	11,400	994
Income from discontinued operations, net	$1,982	$2,886	$2,218	$10,766

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2013	16